Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

L3HARRIS TECHNOLOGIES, INC.

5.400% NOTES DUE 2027

Registered No. R-	CUSIP: 502431AP4
Issue Date: July 31, 2023	ISIN: US502431AP47

$______________

L3HARRIS TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of the State of Delaware, promises to pay to Cede & Co. or registered assigns, the principal amount of _______________ MILLION DOLLARS ($_______________) (as may be increased or decreased as reflected on the Schedule of Increases or Decreases attached hereto) on January 15, 2027 (the “Maturity Date”).

This Security shall bear interest at the rate of 5.400% per annum.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the Trustee’s Certificate of Authentication hereon has been executed by the Trustee referred to on the reverse hereof, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Dated: July 31, 2023	L3HARRIS TECHNOLOGIES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: July 31, 2023

REVERSE OF SECURITY

5.400% NOTES DUE 2027

1.             Interest.

This Security shall bear interest at the rate of 5.400% per year on the principal amount hereof, from July 31, 2023 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2024, or if any such Interest Payment Date is not a Business Day, then on the next succeeding Business Day, to the persons in whose names the Securities (as defined below) are registered at the close of business on January 1 or July 1 (each, a “Record Date”) (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the principal amount of this Security, plus accrued and unpaid interest, or any portion thereof, is not paid when due (whether upon acceleration pursuant to Section 7.01 of the Indenture, upon the date set for payment of the Redemption Price pursuant to Section 5 hereof, or at maturity of this Security), then, in each such case, the overdue amount shall, to the extent permitted by law, bear interest at the rate borne by this Security, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or provided for. All such interest shall be payable on demand and shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will be paid: (i) so long as this Security is in the form of a Global Security, to the Depositary in immediately available funds; or (ii) if this Security is in the form of a definitive Security, then (a) on the definitive Securities having an aggregate principal amount of $10,000,000 or less, by check mailed to the Holders of such Securities, and (b) on the definitive Securities having an aggregate principal amount of more than $10,000,000, by wire transfer in immediately available funds at the written election of the Holders of these Securities; provided that the paying agent shall have received appropriate wire transfer instructions at least ten calendar days prior to the applicable Interest Payment Date.

2.            Method of Payment.

L3Harris Technologies, Inc. (the “Company”) shall pay interest on this Security (except defaulted interest) to the persons who are registered Holders of the Securities (as defined below) at the close of business on the Record Date next preceding the Interest Payment Date, even if such Securities are cancelled after such Record Date and on or before such Interest Payment Date; provided, however, interest payable at maturity will be paid to the person to whom the principal is payable. The Holder must surrender this Security to a paying agent to collect principal payments. Subject to the terms and conditions of the Indenture, the Company will make payments in cash in respect of Redemption Prices (as defined below) and at maturity to Holders who surrender Securities of this series to the paying agent to collect such payments in respect of such Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by wire transfer of immediately available funds or check payable in such money.

3.            Paying Agent and Security Registrar.

Initially, the Trustee (as defined in Section 4 below) will act as paying agent and Security Registrar. The Company may appoint and change any paying agent or Security Registrar without notice, other than notice to the Trustee; provided, however, that the Company will maintain at least one paying agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their affiliates may act as paying agent or Security Registrar.

4.             Series.

This Security is one of a duly authorized issue of 5.400% Notes due 2027 (the “Securities”) of the Company, issued or to be issued in one or more series under an indenture dated as of September 3, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture). All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Pursuant to Section 2.03 of the Indenture, this series of Securities is issued under an officers’ certificate of the Company, dated July 31, 2023 (the “Officers’ Certificate”), to establish the terms of the Securities, setting forth such terms, to which Indenture and Officers’ Certificate reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The initial Securities of this series issued on July 31, 2023 (and any Securities of such series issued in exchange therefor) and any additional Securities of such series issued upon a further reopening of the Securities in accordance with the Indenture (and any Securities of such series issued in exchange therefor) will be treated as a single class for all purposes under the Indenture.

The Securities are unlimited in aggregate principal amount.

5.             Optional Redemption; No Sinking Fund.

Prior to the Maturity Date, the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Securities matured on the Maturity Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate applicable to such redemption will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Maturity Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date, H.15 TCM is no longer published, the Company will calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Maturity Date, as applicable. If there is no United States Treasury security maturing on the Maturity Date but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date, one with a maturity date preceding the Maturity Date and one with a maturity date following the Maturity Date, the Company will select the United States Treasury security with a maturity date preceding the Maturity Date. If there are two or more United States Treasury securities maturing on the Maturity Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Securities to be redeemed.

In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Security of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by the Depositary, the redemption of the Securities shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Securities or portions thereof called for redemption.

The Securities of this series will not be entitled to any sinking fund.

6.             Special Mandatory Redemption.

If (a) the consummation of the Company’s acquisition of Aerojet Rocketdyne Holdings, Inc. (the “AJRD acquisition”) does not occur on or prior to December 17, 2023 (or such later date on or before September 17, 2024 to which the End Date (as defined in the agreement and plan of merger, dated as of December 17, 2022, related to the AJRD acquisition (the “Merger Agreement”) may be extended pursuant to the Merger Agreement (the “outside date”)), (b) the Company notifies the Trustee and the Holders of the Securities that in its reasonable judgment the AJRD acquisition will not be consummated on or prior to the outside date or (c) the Merger Agreement has been terminated without the consummation of the AJRD acquisition (each of (a), (b) and (c), a “Special Mandatory Redemption Trigger”), the Company will be required to redeem all of the Securities then outstanding on the Special Mandatory Redemption Date (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Securities then outstanding, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).

In the event that the Company becomes obligated to redeem the Securities pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event not more than two Business Days after the date on which a Special Mandatory Redemption Trigger occurred, deliver notice to the Trustee and the Holders of the Securities of the Special Mandatory Redemption and the date upon which the Securities will be redeemed (the “Special Mandatory Redemption Date,” which date shall be on or about the tenth Business Day following the date of such notice (or such other minimum period as may be required by the Depositary)) together with a notice of a Special Mandatory Redemption for the Trustee to deliver to each registered Holder of Securities to be redeemed. At the Company’s written request, given at least one Business Day before such notice is to be sent, the Trustee will then promptly mail or electronically deliver (or otherwise transmit in accordance with the Depositary’s procedures), such notice of Special Mandatory Redemption to each registered Holder of the Securities to be redeemed. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Securities called for redemption.

Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered Holders as of the close of business on the relevant record dates in accordance with the Securities and the Indenture.

Failure by the Company to redeem the Securities subsequent to a Special Mandatory Redemption Trigger shall constitute an Event of Default.

7.             Change of Control.

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has previously exercised its right to redeem the Securities, the Company will make an offer to each Holder of Securities to repurchase all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) of that Holder’s Securities at a repurchase price in cash equal to 101% of the principal amount of Securities being repurchased plus any accrued and unpaid interest on the Securities being repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will deliver a notice to each Holder of Securities, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)                accept for payment all Securities or portions of Securities (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) properly tendered pursuant to the Company’s offer;

(2)                deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

(3)                deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being repurchased by the Company.

The paying agent will promptly deliver or arrange for delivery to each Holder of Securities properly tendered the repurchase price for such Holder’s Securities being repurchased, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. Notwithstanding anything to the contrary herein, an offer to repurchase the Securities upon a Change of Control Repurchase Event may be made in advance of such Change of Control Repurchase Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the offer.

“Below Investment Grade Rating Event” means the rating for the Securities is lowered to below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of such Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)                the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(2)                the adoption by the holders of the Company’s Voting Stock of a plan relating to the Company’s liquidation or dissolution; or

(3)                the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if: (i) the sole purpose of the merger is the Company’s reincorporation in another state, and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

8.              Denominations; Transfer; Exchange.

The Securities are in fully registered form, without coupons, in minimum denominations of $2,000 of principal amount and integral multiples of $1,000 above that amount. A Holder may transfer or exchange the Securities in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

The Company shall not be required to exchange or register a transfer of: (a) any Security of this series for a period of fifteen days next preceding the first delivery of notice of redemption of Securities of this series or (b) any Securities of this series selected, called or being called for redemption, in whole or in part, except, in the case of any Security to be redeemed in part, the portion thereof not so to be redeemed.

9.             Persons Deemed Owners.

The registered Holder of this Security may be treated as the owner of this Security for all purposes subject to the Record Date provisions hereof.

10.           Unclaimed Money or Securities.

The Trustee and the paying agent shall return to the Company any money held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11.           Amendment; Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration or transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. In addition, without the consent of the Holder of each Security so affected, no modification to the Indenture may reduce any premium payable on the redemption of the Securities or change the time at which the Securities may or must be redeemed or alter or waive any of the provisions with respect to the redemption of the Securities pursuant to a Special Mandatory Redemption.

12.            Obligations Absolute.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

13.           Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act of 1939, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

14.            Book-Entry Provisions for Global Securities.

This Security is in the form of a Global Security as provided in the Indenture. The Global Security for this series initially shall: (i) be registered in the name of the Depositary, who shall be The Depository Trust Company or as otherwise identified in or pursuant to the Officers’ Certificate authorizing the issuance of this series of Securities or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear any required legends.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to this Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under this Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of this Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of this Security.

Transfers of this Global Security shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in this Global Security may be transferred or exchanged for definitive Securities in accordance with the rules and procedures of the Depositary. Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in this Global Security only if: (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security, or the Depositary has ceased to be a “clearing agency” registered under the Exchange Act, and a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) the Company in its sole discretion and subject to the Depositary’s procedures elects not to have the Securities represented by a Global Security and to cause the issuance of definitive Securities or (iii) an Event of Default has occurred and is continuing.

In connection with any transfer or exchange of a portion of the beneficial interest in this Global Security to beneficial owners pursuant to the immediately preceding paragraph, the Security Registrar shall (if one or more definitive Securities are to be issued) reflect on the Security Register the date and a decrease in the principal amount of this Global Security in an amount equal to the principal amount of the beneficial interest in this Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more definitive Securities of like tenor and amount. In connection with the transfer of this entire Global Security to beneficial owners pursuant to the immediately preceding paragraph, this Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in this Global Security, an equal aggregate principal amount of definitive Securities of authorized denominations.

The Holder of this Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Securities.

15.            Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company to consolidate or merge with or into any other person, or sell or transfer all or substantially all of its property and assets to any other person, and on the ability of the Company and its Restricted Subsidiaries to: (i) create, incur, assume or suffer to exist specified liens; and (ii) enter into sale and leaseback transactions. On or before the first day of October in each year, the Company must report to the Trustee on compliance with such limitations.

16.            No Recourse Against Others.

A director, officer, employee, or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

17.            Execution and Authentication.

This Security shall not be valid until executed by an authorized signatory of the Company and authenticated by the Trustee. Execution and authentication may be through a manual, facsimile or electronic signature (provided any electronic signature is a true representation of the signer’s actual signature).

18.           Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

19.            Defeasance.

The Indenture contains provisions for defeasance at any time of: (i) the entire indebtedness of the Company on this Security, and (ii) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security. These provisions shall not apply to Section 7 above after a Change of Control Repurchase Event occurs.

20.            GOVERNING LAW.

THE INDENTURE AND THIS SECURITY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD AS TO CONFLICT OF LAW PRINCIPLES.

*        *         *

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

L3Harris Technologies, Inc.
1025 West NASA Boulevard
Melbourne, FL 32919
Attn: Treasurer

ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Date: ____________________________________

Medallion Signature Guarantee:

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in the principal amount of this Security have been made:

Date	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee